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                                                                   EXHIBIT 10.27


        [GRAPHIC]




                              CONTRACT FOR SERVICES


Whereas, American Business Development Corporation ("ABDC"), whose principal office is located at 9330 LBJ Freeway, Suite 900, Dallas, Texas 75243, provides consulting services to the telecommunications industry.

Whereas, IXC Communications, Inc. ("Client"), whose principal office is located at 1122 Capital of Texas Highway South, Austin, Texas 78746, provides telecommunications products and services to various customers.

Whereas, Client has requested the consulting services of ABDC as described herein (the "Services").

Now therefore, ABDC has been engaged by the Client for a period of one (1) year (the "Term") commencing on the Effective Date hereof for the purpose of rendering the Services generally described as follows. For purposes of this Agreement, the Effective Date shall be June 14, 1999.

1. The Services shall include, but not be limited to, the following:

         General Description of the Services:

A. Consultation and assistance provided to management regarding telecommunications issues.

B. Consultation and assistance regarding financial matters relating to the Client and the telecommunications industry, including, if so asked, to perform all of the functions and responsibilities of acting CFO of Client.

C. Any other professional consultation and assistance reasonably requested by the Client and accepted by ABDC.

2. All services to be performed pursuant to this Agreement shall be performed by Stanley W. Katz personally. While Mr. Katz shall be permitted to perform some services for other clients during the term of this Agreement, Mr. Katz shall devote substantially all of his full time and effort to the performance of this Agreement. This Agreement may not be assigned by ABDC, nor may others provide services without the prior written consent of Client. This Agreement shall terminate upon the death or disability (for more than 45 days) of Mr. Katz.



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CONTRACT FOR SERVICES BETWEEN IXC COMMUNICATIONS, INC. AND ABDC (CONTINUED):


3. ABDC shall report to and follow the direction of Mr. John M. Zrno (or his designee) of Client. Upon mutual agreement, this Contract may be changed by the Client from time to time upon written notice to ABDC.

4. ABDC shall receive a monthly cash Retainer in the amount of fifty thousand dollars ($50,000.00) in consideration for the Services performed. In addition to the Retainer set forth in Paragraph 3, ABDC will be reimbursed for all reasonable and necessary expenses incurred in performing the Services. If major expenses (e.g. travel, lodging, etc.) are to be incurred, if practicable, ABDC will notify and receive prior approval from the Client.

5. In addition to the Retainers set forth in Paragraph 3, provided that ABDC is continuing to perform services in accordance with this Agreement, ABDC shall receive Non-Recurring Cash Payment ("NRCP") in the total amount of five hundred thousand dollars ($500,000.00), payable, subject to paragraph 7, as follows:

    a. Two hundred and fifty thousand dollars ($250,000.00) will be payable January 13, 2000.

    b. Two hundred and fifty thousand dollars ($250,000.00) will be payable June 13, 2000.

6. Provided that ABDC is continuing to perform services in accordance with this Agreement, if Client terminates this Agreement prior to the end of the Term, Client will pay to ABDC immediately upon such termination all Retainers, NRCP, and expenses owed and yet unpaid to ABDC through the Term of the Contract. The Aggregate Value of all cash payments (absent expense reimbursements) is one million one hundred thousand U.S. dollars ($1,100,000.00). Provided that ABDC is continuing to perform services in accordance with this Agreement, subject to paragraph 7, this Contract may not be cancelled by the Client without immediate payment of the then unpaid Aggregate Value to ABDC.

7. This Contract will terminate upon Change In Control of the Client. At that time, the then unpaid portion of the Aggregate Value shall immediately become due and payable to ABDC.

    (a) For the purposes of this Agreement, "Change in Control", means any of the following:

        (i) A successful tender offer for greater than fifty percent (50%) of the outstanding capital stock of the Company;

        (ii)  A sale of all or substantially all of the assets of the Company;
              or

        (iii) A merger or consolidation of the Company with any other corporation in which the stockholders of the Company immediately preceding such merger or consolidation will not hold a majority of the outstanding capital stock of the



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CONTRACT FOR SERVICES BETWEEN IXC COMMUNICATIONS, INC. AND ABDC (CONTINUED):


              surviving corporation (whether or not the Company is the surviving corporation) immediately after such merger or consolidation.

8. At any point during the Term of this Contract, the Client may offer to ABDC an option ("Stock Option") to purchase IXC Communications, Inc. common stock. If such Stock Option is accepted by ABDC, it will replace the then unpaid portion of the NRCP as compensation to ABDC.

9. Independent Contractor. In the performance of Consultant's duties and obligations under this Agreement, Consultant shall at all times act in the capacity of an independent contractor. Consultant shall be fully and solely responsible to report all sums received under this Agreement and to pay all taxes accruing as a result of the sums received in a manner consistent with being an independent contractor as contemplated by this Agreement. Client shall not withhold any sums from the amounts paid to the Consultant for any tax purpose whatsoever. Consultant further understands and agrees that Consultant and Consultant shall not be entitled to any benefits available to Client's employees including, without limitation, medical, dental, unemployment, disability, vacation and pension benefits, and that Consultant is solely responsible for providing workers' compensation coverage, and all other legally required benefits, to any persons performing services for Consultant who are entitled to such benefits under applicable state or federal law.

10. Confidential Information. The Confidential Information (as such term is defined below) shall be kept confidential and shall not be disclosed by Consultant in whole or in part, to any third party without Client's prior written consent. The Confidential Information (as such term is defined below) shall be kept confidential and shall not be disclosed by Consultant except for disclosures: (i) to those employees, advisors and agents (collectively "Representatives") who need to know such information in connection with performing its obligations to clients (it being understood that those Representatives will be informed of, and will be bound by the confidential nature of the confidential information and the terms of this Agreement), and (ii) as otherwise permitted by this Agreement. "Confidential Information" shall mean all of the following, whether oral or written: all analyses, business and financial reports, compilations, excerpts, forecasts, summaries, studies, statements, and other information, cost data, customer or investor lists, data, developments, documentation, experience, information concerning benefits, customers, contracts, investors, operations, sales, salaries, personnel, products or suppliers, "know-how," knowledge, marketing information, methods, models, plans, policies, practices, price data, procedures, products, programs, strategies, supplier lists, trade secrets, owned by, generated by, or disclosed by, Client or of any affiliate of Client, and any other information normally understood to be or designated as confidential or proprietary by Client, including, without limitation, information concerning matters conceived or developed by Consultant or its Representatives for Client, except to the extent publicly known other than by breach hereof, in the public domain, obtained from any



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CONTRACT FOR SERVICES BETWEEN IXC COMMUNICATIONS, INC. AND ABDC (CONTINUED):


    person not in breach of any obligation to Client or any of its affiliates, or independently developed by Consultant. All analyses, compilations, studies or other documents prepared by Consultant and its Representatives using Confidential Information shall also be deemed to be Confidential Information. Notwithstanding anything herein to the contrary, this section shall survive the termination of this Agreement for any reason and shall remain in force and effect forever.

11. Required Disclosure. In the event that Consultant is requested pursuant to, or required by, applicable law, regulation, or legal or administrative process to disclose any of the Confidential Information, Consultant will notify Client in writing so that Client may seek a protective order or other appropriate remedy or, in its discretion, to waive compliance with the terms of this Confidentiality Agreement. In the event that no such protective order or other remedy is obtained, or if Client does not waive compliance with the terms of this Confidentiality Agreement, Consultant agrees to furnish only that portion of the Confidential Information which Consultant is advised by counsel is legally required, and Consultant will use reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to the Confidential Information.

12. Insurance. Consultant shall self insure or shall maintain in full force and effect applicable workers' compensation insurance and comprehensive general liability insurance policy protecting Consultant and Client and their respective officers and employees against loss, liability or expense relating to personal injury, death or property damage or otherwise arising out of, or occurring in connection with the business of Consultant.

13. Indemnification. Consultant shall indemnify, defend, release and hold harmless Client and all of its affiliates, agents, clients, consultants, customers, employees, subcontractors, invitees or licensees from and against any action, claim, court cost, damage, demand, expense, liability, loss, penalty, proceeding or suit, (collectively, together with related attorneys' fees, including costs and disbursements, "Claims") imposed upon Client by reason of damages to property or injuries, including death, as a result of an act (whether intentional, negligent or otherwise) or omission on the part of Consultant or any of its affiliates, agents, clients, consultants, customers, employees, subcontractors, invitees or licensees in connection with Consultant's performance under this Agreement. In the event any action shall be brought against Client, Client shall immediately notify Consultant in writing, and Consultant, upon the request of Client, shall assume the defense thereof on behalf of Client and its affiliates and shall pay all expenses and satisfy all judgments which may be incurred by or rendered against Client or its affiliates in connection therewith, provided that Client and its affiliates shall not be liable for any settlement of any such action effected without its written consent. Notwithstanding anything herein to the contrary, this section shall survive the termination of this Agreement for any reason and shall remain in force and effect forever.



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CONTRACT FOR SERVICES BETWEEN IXC COMMUNICATIONS, INC. AND ABDC (CONTINUED):


14. Binding Arbitration and Fees. The parties hereby consent to the resolution by binding arbitration of all claims or controversies in any way arising out of, relating to or associated with this Agreement. Any arbitration required by this Agreement shall be conducted before a single arbitrator in Austin, Texas in accordance with the commercial arbitration rules of the American Arbitration Association then existing, any award, order or judgment pursuant to such arbitration may be enforced in any court of competent jurisdiction. The arbitrator shall apply rules of Texas law and the parties expressly waive any claim or right to an award of punitive damages. All such arbitration proceedings shall be conducted on a confidential basis. Notwithstanding the foregoing, either party may seek injunctive or other equitable relief in a court of law without proceeding through arbitration.

15. Invoices submitted to the Client for all Retainers, NRCPs, and expense reimbursements are payable upon receipt and will be considered overdue if not paid within thirty (30) days of receipt of invoice.

16. This Contract may be extended or renegotiated by mutual agreement of the parties.

17. Any and all work performed and materials prepared pursuant to this Contract shall be the exclusive property of the Client.

18. This Contract constitutes the entire agreement between ABDC and the Client. No other commitments, obligations or duties expressed or implied are valid outside of the Contract or amendments thereto. This Contract supersedes any and all agreements existing between ABDC and the Client.

19. This Contract shall be governed by the substantive laws of the State of Texas.


ALL TERMS AND CONDITIONS AGREED TO:

IXC COMMUNICATIONS, INC.               AMERICAN BUSINESS DEVELOPMENT CORP.

By: /s/ John M. Zrno                   By: /s/ Stanley W. Katz
   --------------------------------       --------------------------------------
        John M. Zrno, CEO                      Stanley W. Katz, President
                                       Date:   June 28, 1999
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